UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2013

SANTA FE FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	0-6877	95-2452519
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10940 Wilshire Blvd., Suite 2150, Los Angeles, CA	90024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 889-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On October 31, 2013, Justice Investors, a California limited partnership (“Justice” or the “Partnership”), sent to all its limited partners an Offer to Redeem any and all limited partnership interests not held by the Company’s consolidated subsidiary, Portsmouth Square, Inc., Managing General Partner of Justice, and a Consent Solicitation by Justice. Justice is: (a) offering $1,385,000 in cash or property for each one percent (1%) limited partnership interest in Justice that limited partners hold (the “Offer to Redeem”); and (b) seeking approval of its limited partners (the “Consent Solicitation”) of certain amendments (the “Amendments”) to its Amended and Restated Agreement of Limited Partnership, effective as of November 30, 2010 (the “Partnership Agreement”), which Amendments will be reflected in a new Amended and Restated Agreement of Limited Partnership (the “Amended Partnership Agreement”).

The terms of the Offer to Redeem, Consent Solicitation and Amendments (collectively, the “Proposal”) were developed in the course of negotiations between Portsmouth and Evon Corporation (“Evon”), currently co-general partner, and were summarized in a letter, dated September 19, 2013, sent by Portsmouth, Evon and Justice to the limited partners (the “Letter”). In the Letter, limited partners were requested to provide a non-binding preliminary indication of interest in having their limited partnership interests redeemed by the Partnership.

Limited partners wishing to accept the Offer to Redeem have a choice between (a) accepting a simple cash redemption; (b) electing to participate in an alternative redemption structure, which would allow limited partners to redeem their partnership interests for certain property; or (c) a combination of a & b.

The structure of the transaction involves Justice funding the redemption of limited partnership interests through a refinancing of its principal asset, the San Francisco Hilton Financial District (the “Hotel”). Currently, Justice owes approximately $44.3 million, secured by the Hotel, in loans that come due in 2015. Following the redemption (and assuming all partnership interests (other than Portsmouth’s) are redeemed), Justice would have a new loan of approximately $118 million secured by the Hotel, and Portsmouth would become the sole general partner.

The Offer to Redeem is conditioned upon: (1) a minimum tender of at least 34% of the limited partnership interests; (2) approval by the holders of at least 75% of the limited partnership interests of the Amendments, which will take effect concurrently with the refinancing of the Hotel; and (3) the consummation of the refinancing of the Hotel.

All limited partners are free to elect to participate in the redemption or not to participate in the redemption. Those limited partners that do not participate in the redemption (including Portsmouth) will remain as limited partners in Justice. Assuming that the minimum 34% participation threshold is reached and all other conditions are satisfied, the limited partnership interests of those limited partners who do not elect to participate in the Redemption will increase in an amount proportionate with the percentages of the limited partnership interests that are redeemed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANTA FE FINANCIAL CORPORATION

Dated: November 2, 2013

By /s/ Michael G. Zybala

Michael G. Zybala, Vice President, Secretary & General Counsel